Exhibit 5.1

December 30, 2005

Vistula Communications Services, Inc.
Suite 801, 405 Park Avenue
New York, NY 10022

Re:                             S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Vistula Communications Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering by the Company of 7,940,000 shares (the “Shares”) of its common stock, $.001 par value (“Common Stock”), issuable pursuant to the Company’s 2004 Stock Incentive Plan, as amended (the “Plan”).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Registration Statement; (b) the Plan; (c) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing, we are of the opinion that:

1.                               The Company has the corporate power necessary for the issuance of the Shares under the Plan, as contemplated by the Registration Statement.

2.                               The Shares have been duly authorized by all necessary corporate action and, when issued against payment of the agreed consideration therefor in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Paul Bork
a Partner